EXHIBIT 99.1

For Immediate Release

August 21, 2003

Contact For Polar Molecular Corporation

Mark L. Nelson, President & CEO

303-221-1908

Contact for Lockhart Chemical Company

Thomas J. Gillespie, Jr., President

724-444-1900

Polar Molecular Corporation, (a subsidiary of Polar Molecular Holding Corporation,) and Lockhart Chemical Company announced the appointment by Polar Molecular of Lockhart Chemical as its exclusive Worldwide Master Distributor for sales of Polar Molecular’s patented and proprietary DurAlt® FC fuel additive technology in the secondary heavy equipment operations market. This market is composed primarily of industrial marine operations, railroad, truck, bus and other fleet operations, as well as electric utility plants.

Lockhart may also market DurAlt® FC fuel additive technology to certain oil refiners and additive manufacturers as mutually agreed from time to time.

Lockhart Chemical plans to utilize its existing international distribution system for the purpose of marketing DurAlt® FC under the terms of the agreement. The agreement requires Lockhart Chemical to meet volume requirements that increase annually throughout the initial five-year term of the renewable agreement in order to maintain Lockhart Chemical’s status as the exclusive secondary market distributor.

Polar Molecular has granted Lockhart a non-exclusive license to manufacture Polar Molecular’s products solely for the purpose of sales under the distribution agreement. Lockhart also serves as Polar Molecular’s exclusive manufacturer for Polar Molecular’s own sales of its proprietary fuel additive technology.

Mark L. Nelson, President & CEO of Polar Molecular and Polar Holding, stated, “We are pleased to work with Lockhart Chemical as Polar Molecular’s exclusive worldwide distributor to secondary markets for industrial fleet sales. The agreement with Lockhart Chemical is synergistic with our Worldwide Joint Marketing Agreement with the Additives Division of TotalFinaElf (TFE), the largest oil company in Europe and the fourth largest in the world, which was announced in October 2002. The agreement with TFE contemplates the sale to major oil companies of PMC’s DurAlt® FC technology combined with detergent packages developed by TFE for gasoline and diesel fuel used in combustion engines. Marketing activities are underway, although no purchase commitments have yet been made.”

Nelson continued, “Polar Molecular’s primary business objective is to commercialize its proprietary additive technologies that improve fuel economy, reduce greenhouse gas emissions, and provide alternatives to leaded gasoline for the global automotive fuel market, utilizing the distribution channels of TotalFinaElf Additives, Lockhart Chemical Company, and Polar Molecular Corporation.”

Mr. Thomas Gillespie, Chairman & President of Lockhart Holdings, and President of Lockhart Chemical, stated, “We are very pleased to have the opportunity to manufacture and distribute Polar Molecular’s proprietary fuel additive technology through our global distribution network, not only to assist Polar Molecular in achieving its business and financial objectives but also to make a contribution to worldwide efforts to improve economics related to fuel consumption and the reduction of harmful emissions in the air we all breathe.”

About Polar Molecular and Polar Holding

Polar Molecular Holding Corporation, a Delaware corporation, trades on the NASDAQ Electronic Bulletin Board under the symbol “POMH” and is the holding company for Polar Molecular Corporation, a Delaware corporation. Since December 1998, Polar Molecular has focused its business efforts on the sale of its principal fuel additive technology, DurAlt® FC, to major oil companies and the major detergent suppliers to the oil companies for bulk treatment of gasoline and diesel fuel worldwide, as well as secondary markets related to industrial marine, rail, truck and industrial plants utilizing combustion engines and fuels.

About Lockhart

Lockhart Chemical Company, a Delaware corporation, is a worldwide leader in the development and production of surface protection additives and formulating components. As part of The Lockhart Company and a subsidiary of Lockhart Holdings, Inc., a privately held Delaware corporation, Lockhart draws upon more than 100 years of industrial experience with a heritage of reliability and dedication to customer satisfaction.

Since 1972, Lockhart has been manufacturing and marketing a full line of additive packages, emulsifier packages and coating intermediates in addition to basic components such as oxidates and petroleum sulfonates.

Forward-Looking Statements

Some of the statements in this release are forward-looking and are based on current expectations and subject to risks and uncertainties. Although Polar Holding believes that the forward-looking statements are reasonable, Polar Holding cannot assure you that such forward-looking statements will prove to have been correct. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, level of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Actual financial condition, operating results, and business performance may differ materially from that projected. The differences may be caused by a variety of factors, including but not limited to higher than anticipated costs associated with the recent merger of Polar Molecular with a subsidiary of Polar Holding, failure to receive product orders, changes in general economic conditions, competition, equipment failures and business interruptions, government regulatory changes, changes in key personnel, lack of sources of additional financing, and other factors.